SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            ________
                            FORM 8-K

                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported)   May 22, 1997


                        LANDS' END, INC.
     (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code



               INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as exhibit (28)3 to this report is a summary transcript from a Lands' End meeting with members of the financial community in New York, New York, on Thursday, May 22, 1997.

                            SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.






































                                        LANDS' END, INC.

Date June 13, 1997          By: /s/ BRADLEY K. JOHNSON
                                    Bradley K. Johnson
                                    Senior Vice President,
                                    Chief Financial Officer &
                                    Chief Administrative Officer


Attached is a summary transcript from a meeting with members of the financial community in New York, New York, on Thursday, May 22, 1997.


                        LANDS' END, INC.
                     10TH ANNUAL UPDATE FOR
                     PROFESSIONAL INVESTORS

                       New York, New York
                          May 22, 1997
                       (edited transcript)


MIKE SMITH
     Good morning. My name is Mike Smith, and I'm president and chief executive officer of Lands' End. I'd like to start by introducing the members of our management team who are with us today: Brad Johnson, our chief financial and administrative officer; Bill Ferry, our vice chairman of sales who heads up the Lands' End core business; Chip Orum, our chief operating officer, and Don Hughes, our vice president of finance. These are the players today. We'll start by going through some financials, so I'll turn it over to Brad.

BRAD JOHNSON
     Thanks, Mike. It's a real pleasure to be with you this morning. They say that "timing is everything in life." That appears to be true for us. It's always easier to speak to this group when your stock hits an all time high as ours did yesterday. And I do have some very good results to share with you for fiscal 1997 and for the first quarter of this fiscal year. You should find a copy of the slides that will be shown in your folder inside the briefcase.

     *******************************************************
Chart #1  Net sales (in millions)

     FY-1992 -- $683          FY-1995 -- $992
     FY-1993 -- $734          FY-1996 -- $1,032
     FY-1994 -- $870          FY-1997 -- $1,119

This first slide shows that net sales were $1.119 billion in fiscal 1997, which was an 8.5 percent increase over the prior year. This increase was a result of growth in our specialty, international and core businesses. In fact, one of the most encouraging things about the year is that every division contributed to our growth and success. The core business in the U.S., which accounts for about 60 percent of our total sales, showed some encouraging growth. Our specialty businesses continue to post good growth and the international businesses, which includes landed operations in Japan, England and Germany, account for just under 10 percent of our total sales and are also growing very well. During the year we made a successful launch of our catalog in Germany.



     *******************************************************
Chart #2  Catalogs mailed (in millions)

     FY-1992 -- 123      FY-1995 -- 191
     FY-1993 -- 136      FY-1996 -- 200
     FY-1994 -- 155      FY-1997 -- 211

During the year we mailed 211 million catalogs, which was about a 5 percent increase over the prior year. Each segment of the business -- core, specialty and international -- had an increase in the number of catalogs mailed.


     *******************************************************
Chart #3  Customers (in millions)
          36-month buyers/Housefile names

     FY-1992 -- 6.3/14.1      FY-1995 -- 8.2/20.4
     FY-1993 -- 6.8/15.6      FY-1996 -- 9.0/23.1
     FY-1994 -- 7.4/18.1      FY-1997 -- 9.6/25.6

At the end of last year we had almost 26 million names on our mailing list, which was an 11 percent increase over the prior year. Of this total we had 9.6 million customers who had purchased from us during the past three years.


     *******************************************************
Chart #4  Gross profit margin

     FY-1992 -- 42.2%         FY-1995 -- 42.4%
     FY-1993 -- 41.8%         FY-1996 -- 43.0%
     FY-1994 -- 40.9%         FY-1997 -- 45.5%

Our gross profit margin increased to 45.5 percent for fiscal 1997, which was an increase of 2.5 percentage points over fiscal 1996. The increase in gross margin was primarily due to lower costs associated with liquidating overstocked product. In addition, we had margin improvements from better sourcing and from a greater proportion of sales from higher margin businesses. Merchandise liquidations were about 9 percent of total net sales, down from 11 percent in the prior year. During the fiscal year, about 37 percent of our product was imported. The remaining 63 percent of our merchandise was purchased through United States-based suppliers who source portions of their production through programs outside the U.S., mainly in Central America.






     *******************************************************
Chart #5  SG&A ratio

     FY-1992 -- 35.0%         FY-1995 -- 36.0%
     FY-1993 -- 34.2%         FY-1996 -- 38.0%
     FY-1994 -- 32.8%         FY-1997 -- 37.9%

Our selling, general and administrative (SG&A) expense ratio was slightly improved over the prior year at 37.9 percent versus
38.0 percent. Higher sales per page gave us relatively lower catalog costs, but this was mostly offset by increases in bonus and profit sharing related to the additional profitability. Paper prices in fiscal 1997 were about even with the prior year, with savings on paper in the second half of the year offsetting additional expense in the first half.


     *******************************************************
Chart #6  Pretax return on sales

     FY-1992 -- 7.0%          FY-1995 -- 6.0%
     FY-1993 -- 7.4%          FY-1996 -- 4.9%
     FY-1994 -- 8.0%          FY-1997 -- 7.6%

Our pretax return on sales increased to 7.6 percent versus 4.9 percent in the prior year.


     *******************************************************
Chart #7  Net earnings per share

     FY-1992 -- $0.77         FY-1995 -- $1.03
     FY-1993 -- $0.92         FY-1996 -- $0.89
     FY-1994 -- $1.18         FY-1997 -- $1.54

In fiscal 1997 our earnings per share grew to $1.54 versus $0.89 in fiscal 1996.


     *******************************************************
Chart #8  Year-end inventory/First-time fulfillment
          (in millions)

     FY-1992 -- $123/87%           FY-1995 -- $169/88%
     FY-1993 -- $106/87%           FY-1996 -- $165/90%
     FY-1994 -- $150/85%           FY-1997 -- $142/86%

Our year-end inventory was $142 million versus $165 million in the prior year. However, our first-time fulfillment was a very disappointing 86 percent. Our first-time fulfillment goal is to ship 90 percent of the merchandise ordered by customers at the time the order is placed. We disappointed too many customers during the peak season as we could not meet the unexpected strong demand. The fulfillment problem carried over into this year because of the depletion of inventories caused by the strong fourth quarter demand. Getting the fulfillment back to acceptable levels will be a major objective in fiscal 1998.


     *******************************************************
Chart #9  Return on average shareholders' investment

     FY-1992 -- 23%           FY-1995 -- 20%
     FY-1993 -- 25%           FY-1996 -- 16%
     FY-1994 -- 28%           FY-1997 -- 24%

Return on equity increased to 24 percent in fiscal 1997.

I also want to remind you that we continue to operate the company with a very strong balance sheet -- no long-term debt and a considerable amount of cash -- $93 million at the end of the year and $57 million at the end of this year's first quarter.


     *******************************************************
Chart #10  Capital investments (in millions)

     FY-1992 -- $5            FY-1995 -- $27
     FY-1993 -- $10           FY-1996 -- $15
     FY-1994 -- $17           FY-1997 -- $18
                              FY-1998 -- $43 estimated

This slide shows that our capital expenditures in the current year will far exceed anything we have incurred in prior years.
We will be making some major investments to ensure we have the infrastructure in place to accommodate future growth. Specifically, we are adding warehouse and office space in Dodgeville, a distribution and phone center in England, as well as significant information services expenditures and improvements in our Dodgeville distribution center.

While the absolute dollars we are spending are very large, when compared to our history as a percent of sales or other ratios, it is not as large as some prior years when we invested in the infrastructure that has allowed us to grow to this point.

We often get the question about what we are going to do with all of our cash. The capital expenditures are one place we will be spending it. In addition, we will be continuing our stock buyback plan. Last year we spent $30 million for stock repurchase. In January, our board of directors approved the purchase of an additional 1.5 million shares of stock.


     *******************************************************
Chart #11  First quarter results (in millions)
                        FY98      FY97     Change
     Net sales         $244.7    $211.8    + 15.5%
     Pretax income       18.8       7.3    +156.5%
     Net income          11.3       4.4    +156.5%
     Income per share  $ 0.35    $ 0.13
 Excluding gain on the sale of TTA
     Pretax income     $ 11.0    $  7.3    + 50.2%
     Net income           6.6       4.4    + 50.2%
     Income per share  $ 0.20    $ 0.13

Sales for the first quarter this year were $244.7 million, a 15.5 percent increase over the prior year. Again, the sales increase occurred in all segments of the business.

Net income for the quarter was up significantly to $11.3 million from $4.4 million in last year. Earnings per share increased to $0.35 from $0.13.

During the quarter we sold our interest in The Territory Ahead and realized a one-time after-tax gain of $4.7 million. If we exclude the gain from that sale to come up with comparable numbers, our net income grew 50 percent and our earnings per share grew from $0.13 last year to $0.20 this year.


     *******************************************************
Chart #12  First quarter margin analysis
                        FY98      FY97      FY96
     Net sales         100.0%    100.0%    100.0%
     Gross profit       46.1%     44.7%     43.8%
     Selling, general &
      admin. expenses   41.7%     41.1%     42.8%
     Other income/
      (expense)          0.2%     (0.1%)     0.1%
     Pretax income       7.7%      3.5%      1.1%
 Excluding gain on the sale of TTA
     Pretax income       4.5%      3.5%      1.1%

Improvements in gross profit accounted for most of our earnings increase. The stronger gross profit margin was due to initial margin improvements and reduced cost of liquidations.

Our selling, general and administrative expense ratio was above last year as a result of higher bonus and profit sharing expense and the cost of filling backorders.

Pretax income as a percent of sales for the quarter, excluding the non-recurring gain associated with the sale of The Territory
Ahead, was 4.5 percent, compared with 3.5 percent last year.

In summary, fiscal 1997 was a strong turnaround year for Lands' End. The stronger economy and better retail environment along with a reemphasis on those things that make Lands' End a great company -- customer service, quality, creativity and people -- helped produce record results in fiscal 1997. The first quarter was a continuation of those results. The company has a great foundation with extremely high name recognition, a stellar reputation with customers, a wonderful work force, and a strong balance sheet. Thank you.

MIKE SMITH
Thank you, Brad.

Being a big sports fan, I often relate business to sports. And I really believe that there are many similarities and parallels. One interesting thing that I've noticed about sports fans is that they have an instinctive knack for strategic thinking. If you'll notice, most fans generally don't spend much time discussing the particular score of a game for example. Oh, they'll remember who won and lost, of course, but the specific score itself is less important.

They talk about how the game was played -- they talk about execution. Great moves or blown shots. They talk about how we might need a big man, or a point guard, or more depth. They'll talk about how we need to strengthen the defense or play a slower tempo game.

Fans generally talk more about what determines the outcome of the game than about the score itself. They know instinctively that having a great coach with a great strategy and a deep bench is more important than how many baskets were made in the game. The score is simply a measure of how well you're doing all the other stuff.

Just as in sports, the year-end numbers in business are the result of how good a strategy was and how well it was executed. And so while I'm pleased with the numbers that we posted last year, and in the first quarter this year, those numbers will go up and down. What's more important is the progress that we've made to strengthen the company.

I'd like to touch on just a couple of areas where we are stronger this year than we were a year ago. I won't go into detail here because I do talk about it in the annual report.

First, quality. It always has been and always will be a high priority, and we continue to focus on improvements. Last year at this meeting I spoke of how we reduced returns to a five-year low. This year, that trend continued, and we are now at an eight-year low. And as you might have read in the annual report, it will be a priority for us once again this year.

Second, and most important to our current and future success, is the quality and the development of people that we hire and train at Lands' End. We've continued to make good progress in this area. We've filled several vice presidential and director level positions within the last year with very strong people, and most of thesse were internal promotions. This group has stepped up to the plate and started to show some very strong results.

We've also seen a strengthening of skills and people throughout the company, at all levels. While this will remain a high priority for us, it's nice to see the development that's occurred so far.

We also continue to strengthen our customer sales and service areas. I get 2,000 to 3,000 letters a year from customers. This past peak, in spite of product shortages, the number of customers who took the time to write me about receiving outstanding service jumped over 100 percent. And it was up 160 percent from two years ago.

It's great to see that our ability to provide great customer service continues to grow stronger every year.

The single biggest disappointment last year was our inability to meet our fulfillment standards. Brad noted that our first-time fulfillment rate was 86 percent last year, well below our target of 90 percent or even higher. We were rolling along quite nicely until the third quarter, when demand came on strong. This depleted inventories for the critical Christmas shopping period, and we still have not fully recovered from that.

I want to point out that one of our current strategies is to produce the unexpected in our catalogs. We want customers to look forward to each catalog, not knowing exactly what to expect. Almost by definition, this is going to make forecasting more difficult. So realizing the importance of driving customer interest and demand, we need to better figure out how to respond and react to that demand. Bill will get into that in just a few moments.

Let me talk for a moment about sales growth.

One of the things I touched on last year was future growth opportunities. I talked primarily in terms of where those growth opportunities were -- men's big and tall, Germany, etc. I'd like to talk this year about our strategy for growth -- how we view it, how we might pursue it and where we'll look for it.

In the past, we've tried all kinds of approaches to grow the company. We tried line extensions, spin-offs from our Lands' End catalog, acquisitions, and start-ups. One of the things that we learned through all this is that our way of doing business differs from most others. Because of this, we find that we are generally more successful when we do things on our own, rather than trying to do things with others or assimilate other companies into our own.

MontBell, for example, didn't make sense for us to own as a California-based wholesaler, retailer and cataloger. But we always loved the product, so it makes perfect sense as a line within the Lands' End catalog, managed in Dodgeville.

So where will we look for growth?

We believe that one of our most valuable assets is the 26 million name customer file that we've developed over the years. We further believe that one of our greatest strengths is our understanding of customers on that file and the relationship that we've developed with them.

Our growth potential then, we feel, is greatest in acquiring more customers who share similar lifestyles, habits and interests as our current customers, and in serving more of their shopping needs. Back in the mid-eighties, we saw that our customers had kids and bought children's clothing, so we launched our Kids catalog. We also saw that they had homes and bought a lot of product for the home, so we launched Coming Home. And later, we started our men's and women's tailored catalogs, corporate sales and so on. We've been very successful with that approach.

Even today we believe we have a great deal of untapped potential within those avenues of growth, and that's primarily where we'll look for future opportunities.

One approach that I haven't talked about, and this may be a bit controversial, is building and leveraging the Lands' End brand. Branding is very popular today, and many people think that that's the way we should grow. They believe we should create an image, a position, if you will. We should package it and give it an identity that will sell.

Let me tell you, we won't be building our brand, because we don't think of ourselves as a brand in the classic sense. What we have is our good name and reputation. You can't buy a good name. You can't acquire it, and you can't create it. You earn it. It's built customer by customer, order by order, phone call by phone call, day by day.

You learn how to build a brand at business school. I think you learn how to earn a good name at home. Think of the merchant of yesterday. He knew you by name. He knew what you liked and didn't like. He scoured the world searching for things you might be interested in buying. And you knew him by name, and you looked forward to seeing him. Even as today, he was competing with a lot of other merchants at the time. But was he a brand?
I don't think so. I think you thought of him by his good name and by his good reputation.

You know, we didn't create our position, it's simply who we are. And we can no more change who we are than we can change the color of our eyes or hair. People come to know us through who we are. They talk about us to others. "Have you heard of Lands' End? Have you heard what they did for me?" And we begin to earn a good name and reputation. And the good name and reputation of Lands' End is built and earned every day by the proud and hard-working people who call Lands' End their company. They protect it like it was their own, because in many ways, it is their own. They care as much about our name as anyone.

The lengths that some of our people go to serve and satisfy the customer makes me think sometimes that it's not Gary Comer who owns a majority interest in the company, but some of our employees. And that's a really great trait to have in people.

I'd like to read from a few customer letters to give you a feel for what I'm talking about. These are all letters I got during or since our last peak season.

The first one is from Honolulu, Hawaii. She writes, "Dear Mr. Smith. I've held it in and I can't take it anymore. Your company is so fantastic, it leaves me speechless. But I will try to put my feelings into words. Lands' End service is excellent. Lands' End quality is unsurpassed. Your prices are outstanding. And I appreciate the fact that your company is constantly trying to improve your products and service. I can't express the gratitude and admiration I feel for the business values that you and your employees consistently demonstrate." And then she goes on and talks about what happens. And then she says, "Keep up the excellent work, and thank you. You are appreciated." And she's got that in capitals, underlined and with exclamation points.

Here's another one from Aurora, Ohio. "Dear Mr. Smith. It's rare that my husband and I are knocked off our feet by a company's customer service, let alone its products. We have bought Lands' End products for years. However, we recently returned something to your company, and I can not believe how well we were treated." She goes on to explain what happened. She said, "Mr. Smith, thank you for making customers a priority. It really shows in so many ways. Not only that, it's refreshing and encouraging to be treated well by a company."

And finally, one more from Manchester, Missouri. "Dear Mr. Smith. I have never ordered from a mail-order catalog before, much less written to the president of the company. However, my recent experience was so positive that I felt I wanted to pass along my
thoughts to you."   She goes on and explains what happened and
continues, "I wish I had the names of the people who helped me, because they should know how nice it is to deal with people who are concerned and extremely helpful. I am very pleased with the entire transaction and will be sure to order again. It's good to know that old-fashioned service still exists in the '90s world."

You know, Gary Comer's founding vision becomes more brilliant to me every day. It's so simple, yet so powerful, to encourage customer service like this to flourish.

Not all our letters are this glowing, but many are. And we know that it's human nature to more readily criticize than it is to praise. But during our critical peak selling season when fulfillment was lower than we like, positive letters like these outnumbered negative letters by over two to one.

When I travel, I meet a lot of people and get the same reaction. We'll get talking and inevitably they'll ask where I work. And when I tell them Lands' End, their eyes light up like it was Christmas morning, and they start telling stories about how some caring, heroic Lands' End employee saved the day. They talk sometimes like they believe that they were very lucky to find such an employee at a company and that they were lucky enough to have been rung through to them when they were in such dire straits.

Of course, I never tell them that chances are, whoever they might have gotten would have done the same thing. Long after the results of last year or this first quarter are forgotten, these are the things that will give Lands' End its good name and reputation. And this is what has value over time.

Thank you.

And now I'd like to introduce our next speaker. Bill Ferry started with the company in 1981. He hired me to the company -- one of the best things that ever happened for me. I learned a lot from him, and now that he's back, I look forward to learning a lot more. I really believe that he's one of the top merchants in the country, although at Lands' End, he does a lot more than just merchandising. I'd like to turn it over to Bill Ferry, our vice chairman of sales.


BILL FERRY

Thanks Michael, for the kind words, and good morning. Since this is my first analyst meeting, I thought it appropriate to share with you a brief overview of my background.

     I started my career with the DuPont Company in their textile fibers department focusing on marketing and merchandising their fibers to the retail and garment manufacturing community. Following that, I came to New York and spent six years in the advertising world on the account side, again primarily focusing on the soft goods accounts, but a little on the package goods experience.

     In the early 1970s, I joined a central Pennsylvania clothing manufacturer by the name of Woolrich. For those of you not familiar with them, they make functional outdoor clothing. It was during the mid-point of my Woolrich career, in the mid-'70s, that I had the first opportunity to meet Gary Comer and become acquainted with Lands' End. At that time, Gary had a very solid, very small marine fittings business. He realized that if he was to experience the growth that he hoped he could obtain, he needed to broaden his product offering. So, his focus was to add to his mix -- quality, functional, outdoor clothing. That was an exciting time for Woolrich and for Lands' End and obviously an exciting period of growth.

     In 1981, I joined Lands' End with a primary responsibility in the product, quality and merchandising end of the business. For those of you who are familiar with the early days, it was a combination of a rocket ride and a roller coaster ride. It was very exciting to work on the positioning of the product for this company going forward. The last ten years I have been president and CEO of a New Hampshire-based retail company, Eastern Mountain Sports. EMS sells apparel and equipment to those who are interested in the outdoor lifestyle -- hiking, biking, mountaineering, backpacking, ice climbing, rock climbing and that kind of thing. Today it's a 75-store chain.

In July, I had the pleasure of coming back to Lands' End to work with Mike and the Lands' End crew. Obviously, when you do something like that, there are a lot of questions as to what changes have you seen at Lands' End over the last ten years. During my 10-year vacation, there certainly were an awful lot of changes at Lands' End and most of them very, very positive. But to me the really neat experience was not what has changed, but what hasn't changed -- a still unequaled dedication to quality, a focus on customer service, and a loyalty and interest level from our employees that is just absolutely suburb. They're fun to work with, they're very dedicated and very focused. It's great to be back.

Today I'd like to just briefly address the subject of the growth of the core catalog. It's my belief that if we buckle down and do what we do and do it well, that growth is doable. As you heard this morning, we have a housefile of almost 26 million names. As you listened to the letters that Mike read, we have a strong customer relationship. I believe we have a strong ability to design, develop and source a quality product. We have the ability to produce an interesting, involving and informative catalog. We have a dedication to service that permeates literally the entire organization, and I think we have very talented and dedicated workforce. In my experience, this is a unique combination of skills and assets. Add to this an environment in Dodgeville that encourages new ideas, testing things, a willingness to experiment. Add to this what I think we all know as a time-bound customer, a customer who is increasingly service focused. Add to this a renewed customer interest in quality. My sense is that the combination of this bodes well for the core catalog at Lands' End.

As Mike and Brad indicated, this all came together for the company in the third quarter of last year with an improvement in performance in the core book, and we are happy to report that it has continued through the first quarter. It is very important, however, that we don't rest on our laurels. Perfection we have not reached by any stretch of the imagination, and we are in a very, very competitive retail environment. For continued growth of the core book, I think there are two critical areas that we need to focus full energies on -- first is merchandising product, and second is the creative challenge.

From a merchandising standpoint, we must pursue aggressively the challenge to build the best product we know how to build and price it fairly. We must recognize that this is not a one-time challenge, but rather a never-ending challenge that goes on day in, day out. We must be true to our claim as direct merchants. We must continue to prowl the world for interesting finished product, raw material and sourcing opportunities. Today we must go all out to know our customer intimately. This is not just focus groups and research. It really is an overt effort on our part to get to know them the best we can on a one-to-one basis.

Today, the textile market we deal with is alive with innovation and new ideas. We've got to be there, we've got to be aware of these ideas, we've got to test them, evaluate them and take commercial those which we think are the most meaningful to our customer. There are new sourcing opportunities world wide. We must improve our skills at partnering and no longer rely on the typical buy/sell relationship. We must constantly ask our sources what we can do to add quality, to add features to this product, not what we can take out to save a nickel or dime here or there.

Sourcing is a key issue for Lands' End today, and it will continue to be for the immediate future. Yesterday, Lands' End sold primarily in the United States and serviced it through one distribution center in Dodgeville, Wisconsin. Today, we sell internationally, and we service it through four distribution centers located worldwide. This requires an altering of our sourcing strategies, to see that we economically meet the worldwide demand.

We recognize that we are in a competitive retail market today.
I think there is some validity in the thought that we are over-stored and over-cataloged. We must be aware of that. We must be aware and constantly testing the product that our competition is selling. There is no suggestion here that we develop a competitive paranoia over what's going on, but rather maintain a competitive awareness as to what's going on. To assure the Lands' End product, in fact, competitively stands up very well from a quality/value standpoint. Today, customers' expectations for service are constantly increasing, and it's no secret that retail, in general, is responding to those requests for heightened service levels. What was unique yesterday is parity today. We must be aware of that and constantly strive to raise the bar on our own service levels.

Our primary service measure is first-time fulfillment. As you heard this morning and have heard in the reports, this is an area where we need some substantial improvement. Our fill rate last year was 86 percent. I assure you we are aggressively addressing this. We have added staff both in the areas of inventory management and in quality assurance. We've improved our systems with EDI, quick response, what we refer to as net position management. We are working hard to improve our sourcing relationships. The thrust of that is a greater frequency of contact with the sources, both at their sites and in Dodgeville. We are working hard to manage the process further down the pipeline.

We are working hard with raw material suppliers to project our needs two to three years out, so that they know and we know together what we need to accomplish. We are working very hard on improving our ability in the whole area of contingency planning, whether that is in raw material management or in holding open production time with our sources. Further, we are addressing growth of the core catalog through line extensions. I think there are some very obvious and logical extensions of our current product mix which would better serve our customers. And we are also looking at new product categories, as Mike mentioned earlier, such as MontBell, which we will be introducing in our October catalog. The MontBell line is designed by Isamu Tatsuno, who is a 20-year experienced designer of outdoor apparel and who, himself, is quite an activist in the outdoors. That product however, will be sourced and managed by Lands' End.

I'm confident that we can continue to improve our relationship with our customer so we can clearly understand their needs and expectations and, with that understanding, develop product that meets or exceeds their expectations.

The second key growth challenge for us is in the creative area. The average Lands' End household receives and reads six periodicals a month. It's our goal to be one of the six periodicals that they read each month. Certainly a lofty goal and ambitious, yes, but I think here we must set our sights high. We must create a level of anticipation and involvement with the customer through the catalog. Create anticipation through unexpected editorials. Editorials on product as it is built around the world. Editorials on people and crafts that reflect our belief in quality. Editorials on adventure. People learning, experiencing, doing things -- and our ability to share those experiences with our customer through our catalog. We want to increase anticipation through product news. New product in each catalog. Cut-above product that reflects our ability to develop best-of-class product and special values that our product managers find as they tour the world. We want to create involvement through covers that stop, that differentiate Lands' End from everything else that is being received in the mail on that given day. We've got about ten seconds where the customer is going to make a decision to put us in the "I will read" pile or the "I will throw away" pile, and obviously, we want to be in the former.

We want to create involvement also through a continuing, aggressive attack on electronic media. As you may be aware, Lands' End has been on the Internet for two years. This is an exciting business, a rapidly growing business, albeit a very, very small part of our business today, but one that we think has great potential in the years ahead. Our key mission creatively, however, is selling product. Our approach is copy-intensive, informative, not cute. We want to talk about features. We want to talk about benefits. We want to talk about the quality details in a product. We want to be sure that we can differentiate our product from that which is in the marketplace at large. We want to talk value. In short, we want to give our customer more than enough information to make an intelligent buying decision.

Secondly, we would like to simplify the shopping experience. If we are time-bound, it is to our advantage and to the customers to create the easiest shopping experience we know how. We believe that can be done through the organization of the catalog, through better indexing, through presenting product by category, through effectively accessorizing the product to show the customer how to build a wardrobe out of a series of different Lands' End products. We want to come up with interesting shopping aids. Some of you may remember in the last December book, we had the post-its -- that was fun. In the past June Father's Day issue, we had the tie templates, where customers could see how ties looked on different shirts. We obviously will be repeating those and hopefully coming up with more ideas in this whole area of interesting and involving shopping aids.

It is our challenge to make the catalog as involving as possible. It is our challenge to try to create a piece that the customer really does want to spend more time with. We must strive to tell such a compelling story in the Lands' End catalog that our customer would feel guilty buying clothing anywhere else. An interesting challenge and a fun one, and we'll be hard at it. I believe we have the talent, dedication and resources to produce continued growth in the core catalogs. While we can't guarantee that, I will guarantee that we will put forth one heck of an effort to make it happen. Thank you.

MIKE SMITH

Thanks, Bill. That concludes our talks, and we have plenty of time for your questions.

     *******************************************************
Q: Have you seen any change in response rates in New York since you started collecting sales tax there? Are sales in New York growing?
A: SMITH: We did see an initial decline in response rates, particularly when we first announced it in the catalog. We couldn't do an A/B split, so it isn't purely scientific, but after an initial decline in response, it came back within a couple months to what we think is pretty much former levels. So there was a primarily short-term impact on that.

Sales in New York are growing pretty much consistently with the rest of the country. We don't track it carefully by state. We have that information, but we look more at customer segments than at geographic segments.

Q: Could you speak a little bit more about your experience with electronic retailing on the Internet versus other experiments through the years?
A: As Bill mentioned, while it's still very small in terms of absolute numbers, we are very excited about it. We think that it's going to be very important in the future. If you've looked at our web site and noticed some of the changes we've made, you've noticed that we've been fairly aggressive on the site. We have one of the better retail sites out there, and the customer really seems to be responding well to that.

We actually get more correspondence from customers over the Internet than we do by old-fashioned letters today, so that just gives you a feel for the impact of that. We're very excited about it, we think it's going to be important, but it's small at this point.

Q: Could you discuss what has to be done to get your fill rate up to 90 percent and why is it taking so long?
A: FERRY: The fill rate we experienced, as Mike said, began to deteriorate with the increased demand in the third and fourth quarter of last year. The first and the most logical thing we did was to move early receipts up. Our hope was that we could have caught and made up that gap by this time. Demand has continued strong during the first quarter of this year, and candidly, as Brad indicated, we are not at fill levels that we're proud of at this point.

The solution to remediating fill is a combination of many things. We are effectively addressing it by watching very carefully what we put into the catalog. We are pulling product from the catalog to see that we don't jeopardize fill from that standpoint. From a sourcing standpoint, we have put a lot of additional staff into inventory management and into the quality assurance function and have improved our ability to deal with our vendors.

Another is to consolidate our colors so that our risk is more centralized and more easily manageable. And of course, the electronic contribution of net position management and forecasting demands out over a longer period of time and sharing those forecasts with our sources should also be a benefit. I believe we'll be in much better shape as we move into the third and fourth quarter of this year. I candidly would have thought we would have been in better shape by now, but that's not the case. However, we do see some very clear indications of improvement as we move toward the third quarter.
SMITH: I'd just like to touch on that for those of you who are a little bit newer to the industry. Fulfillment problems cost us in three main areas. First, short- term sales are hurt because we don't have the product on hand and some people won't wait for the backorder. Secondly, it costs us more in phone time, as operators are spending more time with customers, and people are calling back more. Third, it costs more in shipping, as all the subsequent shipments are on us, and that is very, very expensive.

It also hurts us in terms of future customer demand because people get upset and don't order as much. And when we pull product from future books, those books are weaker because we're pulling some of the stronger product out of those books. So it hits us on a number of fronts. On the other hand, if we have too much inventory that also hurts demand, because then we can't afford to bring in as much new product, SKUS, etc. Also, too much inventory results in increased liquidations, which puts pressure on the margin. So that's what we're trying to balance.

Q: The ratio of your 36-month buyer list to your total list has gone down pretty steadily over the last four years, relative to sales, while your productivity per page was up last year. Is that because people who are buying from your catalog are simply buying more, and you have a growing group of core customers who have significantly increased their spending at Lands' End? Or are you getting a lot of incremental buyers and your productivity from prospecting is at or above what you anticipated.
A: SMITH: It's a little of all of the above, but I'd be careful with that ratio of 36-month buyers to the total housefile. Keep in mind that as people age, some are never going to reorder. To give you an idea the industry average, what is quoted is that about 50 percent of the people who order once are not going to order again. That's the industry. So as those groups age, you're going to have more and more older customers who aren't going to affect your business in any way, even though you still count them on the total housefile. You expect that ratio to get smaller and smaller over time. It's really the 12-month file that we really focus on, our active customers, as part of that three year segment.

Q:  Does the 36-month file include international?
A:  SMITH:  Yes, that's worldwide.  It includes everything.

Q: Could you elaborate on how line extensions increase your share of wallet?
A: FERRY: Some of the most obvious examples of that are in size extensions. As you know, we initiated a program for the big and tall man last year, and our petite business has grown very nicely. There are obvious extensions in expanding just those two concepts alone into additional product, and I believe there are more opportunities in outsized product.

If you look at some of the product categories, we are currently offering what I call a good core product, but we haven't expanded beyond that. One example might be sleepwear, another might be accessories -- not moving out into new categories, but just maturing and refining existing business categories.


Q:  Will you stick with the apparel and home businesses?
A:  FERRY:  It will very definitely remain apparel and home.  As
Mike said, we learned that some of our customers had kids, so we're at work on that too.

Q:  What are your opportunities in the school uniform business?
A: SMITH: We've recently launched a school uniform catalog. That's a difficult market to get a handle on, because most people don't classify school uniforms as a separate market. We know how many schools and how many students are out there, and we also know the trend is showing more and more schools moving toward uniforms. We're very encouraged by the early results. This is really driven by requests that we were getting from customers that we offer a school uniform catalog. We're going to see how it goes. We are very excited about the opportunity and think that it could be quite large.

Q: Do you think that your high gross profit margin of 46.1 percent in the first quarter is a peak, or is it sustainable?
A: FERRY: Obviously, we hope it's sustainable. I do not want to indicate that I think it's a peak, but the air beyond that is fairly thin. As you can see, there have been some pretty dramatic movements that Mike and his team have made in the last couple of years and to compound that kind of improvement would be very difficult. But the sustainability is, I think, possible through our maintenance of our IMUs and the mix of product. The big question here, of course, is if we can manage the inventory to avoid the pressures of liquidation.

Q:  Could you discuss the profitability of your overseas markets?
A: SMITH: We really don't get into a lot of detail on breaking that out, but obviously we're investing in those countries. We do make a big investment when we go into a country, because we want to do it right. We've been very pleased with pretty much all of our international efforts for the most part. Germany was launched last fall, and we've been very pleased with that. The biggest disappointment, even internationally, has been with our fulfillment, as the demand has exceeded our expectations there in most cases. Overall, we've been very pleased with the strength of the international markets.

Q: How many more years of investment will it take to get to the levels of profitability that you're comfortable with?
A: SMITH: Well there's a model that a lot of people use where you break even in year three and recoup all your investments by year five. We believe we should be better than that. That's our goal. In general, we have been better than that, partly because of our strategy of spinning off the Lands' End file. We already have customers in countries where we don't have landed operations, so we have, in general, been better than that model and have, in general, been profitable more quickly than that.

Q:  Which of your products are higher margin?
A: FERRY: We don't share margin by product type. It might be interesting to understand our whole approach to merchandising the catalog. We are not driven by the margin on any given item. Rather, we really focus on the value of the product that we can offer to the customer, and the margin falls out of that decision. The pricing is not driven by the margin objectives.

Q: Regarding capital expenditures -- how much will you be spending for your new office building and distribution center, and why do you need them?
A: JOHNSON: We need both of them for growth. We are literally out of space in terms of office space and distribution center space. We have some segments of our business that are growing so fast that in order to meet sales growth over the next year, we will need that additional space. Our office building will be in excess of $10 million and our distribution center about the same.

Q: What percentage of demand for out-of-stock items goes to lost sales instead of backorders, and how successful are you at making substitutions for out-of-stock items?
A: SMITH: It varies by product and by time of year, as you might expect. If it's a Christmas gift item and it's December 15th, we'll have fewer people waiting for the backorder. However, I've been continually surprised by how many people will wait for those types of items until after Christmas. If they want the product, they will wait, but it will vary for that Christmas item. If it's very close to Christmas, maybe 25% of the people might wait. If it's not a Christmas item and people wouldn't need it right away, well over 50 percent would take the backorder. It's similar for substitutions. It depends on the product. If it's a close substitute, more people will take it. If it's something that's less similar, we're going to find fewer takers.

Q: So 4-5 percentage points of your 14 percent backorder is lost sales?
A: SMITH: It varies on either side of 40 to 50 percent. Your 4-5 percentage points wouldn't be completely out of the ballpark, but keep in mind that would vary considerably.
FERRY: It was interesting that when we went into the latter part of the Christmas season and realized we were up against this service issue, we put together a program with our operators whereby, for selected products, they could substitute product at a greater value than the one that was ordered. That did increase the percent of customers who took the substitution. However, it was intriguing that, even with that program, a large number of customers opted to wait for January or February delivery.

Q: Why would catalog customers tend to buy earlier in the season than they do at retail?
A: SMITH: I'm not sure it's all that different. One of the things that is different is that at least we can control when our customers see our book, while in retail you can't control when they're going to walk into your store. So much of that is driven by when we will send our catalogs out. We've seen the same thing as has been seen at retail. People are buying closer to need, year over year that seems to be the trend.

Q: Could you discuss the competitive environment, both catalog and store-based retail? Some seem to be doing very well, others are not. Where are you gaining market share?
A: SMITH: By the way, that is how we define our market. Store-based retail is our biggest competition, as that's where the business is. We do not spend a lot of time studying the competition, how much share did we steal, where did we steal it, I don't think that's very productive. What we focus on is how much are we getting our customers to buy from us, how much more than last year, what else are they buying, what else could they buy. That's really where we spend most of our efforts.

Q: What are the current tone and growth prospects for your Kids business?
A: SMITH: We've been very excited about our Kids business, particularly recently. If you look historically for us at Lands' End, that business has kind of been up and down. For the last couple years, we made some changes. We put some new management in place there, and they've really been on a roll, as you've noticed in our press releases. So while we don't know how high is high, I can tell you it's been raised significantly over the last couple of years, as we've seen the strength of that business. If you look in the market, there are some very profitable, very fast-growing kids businesses -- Gymboree and Gap Kids are doing very well. So we think that's still a very young, very immature business, and there's a lot of potential yet to be had in the Kids business.

Q: You had strong productivity increases in the second half of last year. How are they carrying over into the first quarter?
A: SMITH: Just a comment on productivity. What we look at is what we call comp segment performance, quite similar to comp store performance. How deeply we mail has a huge impact on productivity. One of the things that happens as we add pages is that we tend to get less productive. That's because the incremental space is not going to be as productive as all the core pages, so you tend to find that productivity does decline. Since we did add some pages and space in the first quarter, the productivity increases were not equal to last fall, and we would expect that to continue going forward. We're still seeing productivity increases, and over the quarter we saw some nice productivity increases in total, but probably not to the extent that we saw last quarter.

Q:  Are your international plans as aggressive as they have been?
A: SMITH: That's a very good question because we've been weighing that fulfillment issue against international expansion. Right now, we're kind of continuing to explore some new markets. At the point in time when we feel comfortable that fulfillment will be satisfactory, we will continue to push ahead. If we feel we haven't solved the problem, and by the way we expect to do so, we would hold off on further international expansion.

Q:  Do you plan to test a proprietary credit card?
A: SMITH: In one of our recent catalogs, my customer letter touched briefly on that. I didn't specifically highlight that, but if you look at it, I kind of think it's a Skinner experiment gone awry. A number of catalog companies s try different things, such as free shipping or a discount on orders. People try new things, they see a spike. They try something else, they see another spike. I believe it does two things. One, the gains are short-lived and they're continually up against anniversarying those short gains. Two, I think it clouds the issue with the customer. Those costs are going to show up somewhere, and I think that we'd rather be straightforward and base our prices primarily on the cost of the product and not get into all the promotional games. So we've looked at the possibility of a proprietary credit card, it but we don't feel it's right for us at this time.

Q: About two years ago the economics of prospecting didn't look so good. How do you see them now and how have paper prices and postage had an impact?
A: SMITH: Remember that the attractiveness of prospecting is based on both costs and results. Our costs are the amount we invest in prospecting, and results can be the response rate or average order value. If costs such as paper and postage go down, obviously that makes it easier, all things being equal. If those costs go up, it makes it tougher. However, if we get a stronger response rate or higher average order value, that makes the economics of prospecting more attractive. However, regardless of where costs are, we've got the challenge of bringing in new customers every year.

We've seen productivity improvements in prospecting, beginning with last fall. We structured the company a little differently and set up a group of people whose primary responsibility was to acquire new customers. In the past, that had fallen in the realm of the teams, so that group had the responsibility of both the core books plus prospecting. And, of course, we know which one would tend to get the most attention. So we feel that is working and hope to see further gains in the future.

Q:  What is the impact of that on SG&A?
A: SMITH: There really is not a significant impact. The main reason is that the more productive we are, the more names we can afford to mail, which gives a higher percentage of the business to prospecting. While the net effect of gains or reductions in prospecting is not significant on the SG&A in total, it is significant to our growth. The more names we bring on, obviously the more growth we'll have, and as a result of that, more new names and higher profitability.

Q: Do you see an improvement in SG&A percentage going forward due to changes in paper cost?
A: SMITH: Paper cost is obviously a big component, and as that goes up and down, that piece has a big impact on SG&A. But the bigger piece is the productivity measure, which is where we have to focus our efforts.
JOHNSON:   Let me just add that we are doing some more investment
spending, things like the year 2000. That's a significant expense that we need to cover in SG&A. We're also adding people as part of the infrastructure thing we talked about earlier. We're going to need some sales growth to leverage that SG&A ratio.

Q: Do you see opportunities to increase prices along with quality improvements?
A: SMITH: Our strategy hasn't changed but our execution has. We've always seen that our customers are willing to spend more on product if the quality is there, if the product is there. But I think that in the last few years, sometimes we've seen that more products sell at $25 than they do at $50, so we introduced more products at $25. And that we have changed. Last year, I talked quite a bit about what we call cut-above product, or higher-end product, and that has driven price points up. I'd like to turn it over to Bill for further comments on that.
FERRY: I think Mike has summarized it nicely. We do not see and do not want to get into increasing price points on what we call our core product. We really do believe that one of the basic tenets, albeit we're dealing with an upscale audience, is the value of the product, and that audience clearly does respond to value. On the other side, there are opportunities as we look to expand the business categories, to produce yet better and better and higher quality and, in turn, more expensive product. And that has worked. That has worked throughout the history of Lands' End, and we really want to try to continue to drive that going forward. The whole idea of the $400 cashmere sweater I don't think will ever become a core business for us, but we did very well with it last year. However, the basic business was the $129 and $139 cashmere.

Q: Was the $400 cashmere successful in terms of sales per 1000 pages?
A: FERRY: The core item is what really drives the success of the category.

Q: What works well prospecting, and are you considering more external marketing to get more customers into the fold, rather than just adding more books?
A: SMITH: Interestingly, it's very similar. What works as far as product, as far as creative presentations and merchandising techniques, 95 times out of 100 is the same for prospects as for the core customers. One of the things that we do focus on is trying to address some of the apprehension about mail order shopping. So we'll talk about the ordering process and the guarantee, the service, the sales reps, things like that. We do find that people respond to that because we've got to overcome that fear of the unknown with people. But as far as what sells in the book, it's very, very similar. What you mostly see in the prospector books are the core products, the big sellers. We do try to sprinkle it with new products and finds-of-the-month, just to add some excitement.

Regarding external marketing versus just adding more books, I think there's a limit to how many customers you can acquire by adding more books, simply because there are going to be some people where that hurdle of buying through the mail is going to be too high. We do think we still have a lot of potential there, and just our current prospecting results would bear that out. I think we do need some completely new approaches and new techniques. One small example of that, which you might have seen, is the new Inlet stores. While they are outlets, we call them an Inlet. One of the benefits, we believe, is that it's a better representation of Lands' End and better sells the company. We've got a lot more services in the Inlets. If you walk in there, you'll see a lot of signage on who we are and on our philosophies. We feel that we're going to bring in some new customers from people who walk through that store. That's going to be a very tough area because people have been trying to do something like that for years, and I'd say nobody has been very successful. But we do think it's important to try. I think the Internet is one good avenue for that, and we have found some things that have gotten us pretty excited about customer acquisition over the Internet.

Q: How has the trend from career to casual dressing had an impact on the business?
A: FERRY: My sense would be that it really is hard for us to measure the impact of career to casual in the core book, Certainly product categories like oxford cloth shirts have been good, sweaters have been good, but speaking personally, I can't decipher how much of the impact of that is career. We had an issue focus a year and a half ago on career, and it has not made the list of the ten brightest things we've ever done. So it's tough to read in the core book. On the other side, the two specialty books, First Person Singular and Beyond Buttondowns, have done very well, and I think are playing into a trend that says we might have overdone casual dressing, and let's look tailored, let's look neat, let's look clean, let's look presentable as we go to work. Those two books have responded very, very nicely in the last year.

Q: Have you seen shifts in your customer comments regarding domestic versus imported country of origin?
A: FERRY: I don't think we've seen any precipitous shifts in the response from our customers. You're always going to get some concern about manufacturing in the Pacific rim or other parts of the world, but we have not seen any increases in the customer reaction to that as we have shifted the sourcing mix. So I don't consider that an overall issue. I think there are pockets of the business where it is important. For example, within Corporate Sales, the need for domestic product seems to be a little greater. Obviously, our preference would be to source everything we sell domestically if we could, but it's just becoming a more and more difficult task today. The country of origin listed on the label, including those of 807 manufacturers, shows the country in which it was sewn.
SMITH: We do get more comments on specific countries than overall. So when the situation in Tiananmen Square was in the news, people were more upset about products from China. When the Berenson situation and the hostage crisis in Peru were in the public eye, we got more comments about Peru, especially when we were pushing our Peruvian cotton.
FERRY: But mind you, we just did quite a feature on American cotton, and customers expressed concerns over that. It's neat that we've got a customer base that's willing to share their thoughts with us on what we do, but none of it is at an urgent level by any means.

Q: Could you tell us more about your selling site on the Internet?
A: SMITH: Our website is www.landsend.com. We have been selling on the Internet for about two years. We have what we call the intelligent agent, where you can check stock on products. We also have separate electronic order blanks, where you can order anything that you'd like from the site or the catalog, and quite a few people do use that. We also have liquidation on the Internet, and that's been up about a year and has been going very well also. We continue to add things to that, and in addition to selling product, we're trying to balance that with news about the company and just general interest things to get people into the website. Sales is just one piece of it. You might have seen Viking Voyage 1000, which is very, very interesting, and we've gotten a lot of comments about that. What we're doing is sponsoring Hodding Carter III, who came to us with an idea. He wanted to recreate Leif Ericsson's journey, the Viking voyage in 1000 A.D. So he built an authentic replica of a Viking ship that we just christened two days ago. It will be things like that which we can use to draw people into the web site that we think are necessary to make that successful.

Q:  What percent of your product now offered on the Internet?
A: SMITH: You can order any product through the Internet, but as far as online, point and click, it's still very small. I would say 300 products, somewhere in that neighborhood and growing.

Q:  What is the reason there is a limited assortment on-line?
Q: SMITH: One of the difficulties right now is having the product. On the Internet it's very easy to remove a product, whereas if it's in the catalog, it's there for all to see until the end of time. It's not particularly difficult to add product to the Internet. We just wanted to take a more prudent approach to putting products up there.
JOHNSON: One other comment on the Internet, internationally, the Internet's been very successful and has also been a good source of new names for us.

Q:  How large are your sales on the Internet?
A:  SMITH:  Small.  Very small at this point, but growing.

Q: Can you break down your catalog circulation by core domestic and how many were mailed outside the United States?
A: SMITH: As with sales, we don't break out catalog circulation. You can rest assured there is a relationship between the size of the businesses, the number of pages in the catalog and the circulation. The formula we use and the break-even point are the same for all businesses obviously. So that could give you some idea, if you know the pages in each, where circulation would fall.

Q: Do you think the trend to casualization has altered your product mix or do you see your merchandise mix as formality neutral, so you can go in any direction regardless of trend?
A: FERRY: We don't see the trend to casualization altering the product mix significantly. As you say, we would be formality neutral. But I do think one of the interesting parts of this is that we have gotten very positive response to some of the books showing how some of this product should be worn. It has been received very, very constructively and very, very positively by our customers.

Q: We've seen the price of cotton rise for quite a while now. What impact does this have on your margin?
A: FERRY: As far as the cotton prices are concerned, there is no significant impact on margins at this point. The primary reason is that we have been able to pretty much forecast our needs over a longer period of time, which tends to permit our sources to make extended contracts and neutralize some of the impact in raw material variance.

Q: How much of the productivity improvements can be attributed to better targeting?
A: SMITH: At this point, the improvements have come primarily from merchandising and creative. We've invested quite a bit in the database and systems, and we're still learning that, feeling our way around. We haven't made significant gains in that area, but we're very hopeful for the future. We've learned a lot of things, and we have much better access to data today. We're seeing some efficiencies, but as far as breakthroughs in targeting, we've not seen those as yet.

Q: Have you learned more about your customer via the Internet, and can you get some information from them that way?
A: SMITH: We have been very sensitive to the confidentiality and privacy issues on the Internet, and we have chosen not to pursue that aggressively. We do know what other web sites they come from, etc. So as far as their behavior goes, we do learn and capture that, but at this point, we have not pushed a lot of information simply for that reason. As you know the Internet community is very sensitive to the privacy issue, especially with a big corporation. So that's why we've chosen not to pursue that.

Q: What are the trends regarding the number of products in the catalogs?
A: FERRY: We do see and in fiscal 1998 would expect to see a slight increase in SKUs as we enter new businesses and add sizes. Obviously, it's going to take new style and SKU investment to do that. At the same time, we have a very clear focus on SKU productivity to be sure that we're not experiencing significant deterioration there. So we'll be pulling SKUs from some of the current offering to accommodate the SKUs from the incremental offerings. The net effect will be a slight increase in SKUs and styles.

Q:  What is the average number of SKUs per style?
A: The average number of SKUs per style is increasing as we expand the size offerings, counterbalanced a little bit by drawing back on the number of colors offered.

Q: In the annual report, global sourcing was the number two item you addressed. What are the issues there, what is your game plan?
A: FERRY: The key issue in global sourcing is maximized worldwide fill. If you ask if we have an objective, you bet we do, and that is to maximize fill in a worldwide marketplace.
That means that we need to develop sourcing more broadly. It's going to force us into sourcing in countries where we currently don't do a lot of business, for example throughout Europe. It also has implications on systems, the flow of goods, logistics, getting it there. We've got to be very careful to watch customs regulations as we move country to country, to better understand and take advantage of that. But the primary goal, clearly, is worldwide fill.

Q: Where do you stand now? Is it a six month effort? A five year effort?
A: FERRY: It clearly is not a six month effort. I would hope at my age that it's not a five year effort as well, but that it sits happily somewhere in between. It's not a simple solution. It's not one where you wake up Monday morning and say, "Aha! Got it!" It's an ongoing challenge as we continue to expand.

Q: Your pretax margin is below what it has been in the past. With respect to incentives and targets, can you give some idea where those are at for this year?
A: SMITH: The stretch this year is very comparable to what it was last year. In absolute terms, it's obviously higher, because it's coming from a higher base. As you noted, we're well below our historical high in terms of pretax profit margin. Can we get there? I don't know, but I think that's where we have to be aiming. I think the increase that we've seen last year from 4.9 to 7.6 shows significant gains can be made, and if we believe that, I think we can get some further gains in the future.

SMITH: Okay, I'd like to thank everybody for coming, good to see everyone again and I look forward to seeing you next year.